DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

CAI International, Inc.  (the “Company,” “we,” “our,” or “us”) has three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, par value $0.0001 per share  (our “common stock”); our Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock, par value $0.0001 per share  (our “Series A Preferred Stock”); and our Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock, par value $0.0001 per share  (our “Series B Preferred Stock”).

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock is intended as a summary only. This description is based upon, and is qualified by reference to, our Amended and Restated Certificate of Incorporation, as amended to date (our “certificate of incorporation”), our Certificate of Designations of Rights and Preferences of 8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock (our “Series A Preferred Stock certificate of designations”), our Certificate of Designations of Rights and Preferences of 8.50% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock (our “Series B Preferred Stock certificate of designations”), our Amended and Restated Bylaws, as amended to date (our “bylaws”), and applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”). This summary is not complete. You should read our certificate of incorporation (including the certificate of amendment thereto), our Series A certificate of designations, our Series B certificate of designations and our bylaws, which are incorporated by reference as exhibits to this Annual Report on Form 10-K, for the provisions that are important to you.

Authorized Capital Stock

Our authorized capital stock consists of 84,000,000 shares of common stock and 10,000,000 shares of preferred stock, $0.0001 par value per share.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted on by the common stockholders. The holders of our common stock are not entitled to cumulative voting in the election of our directors, which means that the holders of a majority of the outstanding shares of our common stock will be entitled to elect all of the directors standing for election. As discussed below under “—Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation, Bylaws and Delaware Law—Classified Board of Directors; Election and Removal of Directors,” our certificate of incorporation and our bylaws include provisions classifying our board of directors into three classes with staggered three-year terms.  Subject to preferences of any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends our board of directors may declare out of funds legally available for the payment of dividends. If we are liquidated, dissolved or wound up, the holders of common stock are entitled to share pro rata all assets remaining after payment of or provision for our liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock from time to time in one or more series. The board of directors also has the authority to fix the designations, voting powers, preferences, privileges and relative rights and the limitations of any series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. The board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with

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terms that could delay or prevent a change of control of us or make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of the common stock and may adversely affect the voting, economic and other rights of the holders of common stock.

For more information on our Series A Preferred Stock and our Series B Preferred Stock, please see “Description of Series A Preferred Stock” and “Description of Series B Preferred Stock,” respectively.

Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation, Bylaws and Delaware Law

Provisions of our certificate of incorporation, our bylaws and Delaware law could have the effect of delaying or preventing a third party from acquiring us, even if the acquisition would benefit our stockholders. These provisions may delay, defer or prevent a tender offer or takeover attempt of our company that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage types of transactions that may involve our actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of us.

Authorized but Unissued Shares of Common Stock and Preferred Stock. Our authorized but unissued shares of common stock and preferred stock are available for our board of directors to issue without stockholder approval. As noted above, our board of directors, without stockholder approval, has the authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult. We may use the additional authorized shares of common or preferred stock for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of our authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or other transaction.

Classified Board of Directors; Election and Removal of Directors. Our certificate of incorporation provides for the division of our board of directors into three classes, as nearly as equal in number as possible, with the directors in each class serving for three-year terms, and one class being elected each year by our stockholders. In addition, our directors are removable only for cause by the holders of not less than a majority of the shares entitled to vote at the election of directors. Furthermore, any vacancies on the board of directors may be filled only by the affirmative vote of a majority of the directors then in office and only the board of directors may increase the size of the board of directors. Because this system of electing, appointing and removing directors generally makes it more difficult for stockholders to replace a majority of the board of directors, it may discourage a third party from making a tender offer or otherwise attempting to gain control of us and may maintain the incumbency of the board of directors.

No Cumulative Voting.  Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our certificate of incorporation does not provide for cumulative voting. Accordingly, a holder or group of holders of a majority of the shares of our common stock are able to elect all of the directors.

Stockholder Action; Special Meetings of Stockholders. Our certificate of incorporation eliminates the ability of stockholders to act by written consent. Our bylaws provide that special meetings of our stockholders may be called only by the Chairman of the board of directors or by a majority of our board of directors.

Advance Notice Requirements for Stockholders Proposals and Director Nominations. Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide us with timely written notice of their proposal. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These

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provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Amendment of Bylaws. Our directors are expressly authorized to amend our bylaws.    The affirmative vote of the holders of not less than 66⅔% of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, considered as a single class, is required for stockholders to amend our bylaws.

Delaware Anti-Takeover Statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. Subject to exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned: (1) by persons who are directors and also officers; and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66⅔% of the outstanding voting stock which is not owned by the interested stockholder.

For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, with an “interested stockholder” being defined as a person who, together with affiliates and associates, owns, or within three years prior to the date of determination whether the person is an “interested stockholder,” did own, 15% or more of the corporation’s voting stock.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.

New York Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange under the symbol “CAI.”

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DESCRIPTION OF SERIES A PREFERRED STOCK

The terms of the Series A Preferred Stock are contained in the Series A certificate of designations that amended our certificate of incorporation. The following description is a summary of the material provisions of the Series A Preferred Stock and the Series A certificate of designations.  This summary is not complete.  You should read the Series A certificate of designations, which is filed as an exhibit to this Annual Report on Form 10-K, and incorporated by reference herein, for the provisions that are important to you.

General

Our board of directors has adopted our Series A certificate of designations establishing the number and fixing the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption of our Series A Preferred Stock. The Series A certificate of designations initially authorizes 4,000,000 shares of Series A Preferred Stock. Our board of directors may authorize and issue additional shares of Series A Preferred Stock, from time to time, without obtaining consent of the holders of shares of Series A Preferred Stock.

The Series A Preferred Stock is listed on the NYSE under the symbol “CAI PR A.” The Series A Preferred Stock is maintained in book-entry form registered in the name of the nominee of The Depository Trust Company (“DTC”), Cede & Co. and we expect any additional shares of the Series A Preferred Stock that we sell will be issued and maintained in book-entry form registered in the name of the nominee of DTC, Cede & Co. See “— Book-Entry Procedures.”

The transfer agent, registrar and dividend disbursing agent for the Series A Preferred Stock is Computershare Trust Company, N.A.

Maturity

The Series A Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption. Shares of the Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them or they become convertible and are converted as described below under “— Limited Conversion Rights Upon a Change of Control.” We are not required to set apart for payment the funds to redeem the Series A Preferred Stock.

The Series A Preferred Stock ranks: (i) senior to all of our common stock and any other equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank junior to the Series A Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, which we refer to as “Junior Stock;” (ii) equal to our Series B Preferred Stock and any shares of equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank on par with such Series A Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, which we refer to as “Parity Stock;” (iii) junior to all other equity securities we issue, the terms of which specifically provide that such equity securities rank senior to the Series A Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such issuance would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock), which we refer to as “Senior Stock;” and (iv) junior to all of our existing and future indebtedness.

Dividend Rate

Holders of shares of the Series A Preferred Stock are entitled to receive, when, as and if declared by our board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends at an annual rate of 8.50% of the $25.00 liquidation preference per annum (the “Fixed Dividend Rate”) during the Fixed Rate Period (as defined below). The Fixed Dividend Rate accrues from, and including, the date of original issuance to, but not including, April 15, 2023 (the “Fixed Rate Period”). On and after April 15, 2023 (the “Floating Rate Period”), dividends on the Series A Preferred Stock shall accrue at an annual rate equal to the sum of (a) Three-Month LIBOR

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(as defined below) as calculated on each applicable Date of Determination (as defined below) and (b) 5.82% of the $25.00 liquidation preference per share of Series A Preferred Stock (the “Floating Dividend Rate”).

The term “Three-Month LIBOR” means, on the second Business Day (as defined below) in London immediately preceding the first day of each relevant Dividend Period for the Series A Preferred Stock or, if applicable, the redemption date each a (“Date of Determination”):

•

the rate (expressed as a percentage per year) for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on “Bloomberg, L.P. page US0003M” at approximately 11:00 a.m. (London time) on such Date of Determination; or

•

if no such rate appears on “Bloomberg, L.P. page US0003M” or if the “Bloomberg, L.P. page US0003M” is not available at approximately 11:00 a.m. (London time) on the relevant Date of Determination, then we will select four nationally-recognized banks in the London interbank market and request that the principal London offices of those four selected banks provide us with their offered quotation for deposits in U.S. dollars for a period of three months, commencing on the first day of the applicable Dividend Period, to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on that Date of Determination for the applicable Dividend Period. Offered quotations must be based on a principal amount equal to an amount that, in our discretion, is representative of a single transaction in U.S. dollars in the London interbank market at that time. If at least two quotations are provided, the Three-Month LIBOR Rate for such Dividend Period will be the arithmetic mean (rounded upward if necessary, to the nearest 0.00001 of 1%) of those quotations. If fewer than two quotations are provided, the Three-Month LIBOR Rate for such Dividend Period will be the arithmetic mean (rounded upward if necessary, to the nearest 0.00001 of 1%) of the rates quoted at approximately 11:00 a.m. (New York City time) on that Date of Determination for such Dividend Period by three nationally-recognized banks in New York, New York selected by us, for loans in U.S. dollars to nationally-recognized European banks (as selected by us), for a period of three months commencing on the first day of such Dividend Period. The rates quoted must be based on an amount that, in our discretion, is representative of a single transaction in U.S. dollars in that market at that time. If fewer than three New York City banks selected by us do not quote rates in the manner described above, the Three-Month LIBOR Rate for the applicable Dividend Period will be the same as for the immediately preceding Dividend Period, or, if there was no such Dividend Period, the dividend shall be calculated at the dividend rate in effect for the immediately preceding Dividend Period.

“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday in the United States nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close. Dividends on the Series A Preferred Stock accrue daily and are cumulative from, and including, the date of original issue and payable quarterly on the 15th day of each of April, July, October and January (each, a “Dividend Payment Date”); provided that if any Dividend Payment Date is not a Business Day, then the dividend which would otherwise have been payable on that Dividend Payment Date may be paid on the next succeeding Business Day, and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that Dividend Payment Date to that next succeeding Business Day. Holders of the Series A Preferred Stock are entitled to receive the full amount of all dividends payable in respect of the Series A Preferred Stock after the Dividend Payment Date immediately preceding the date of original issuance of such shares. Holders of the shares of Series A Preferred Stock are not entitled to receive dividends paid on any Dividend Payment Date if such shares were not issued and outstanding on the record date for such dividend. Any dividend payable on the Series A Preferred Stock, including dividends payable for any partial Dividend Period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our stock records for the Series A Preferred Stock at the close of business on the applicable record date, which shall be the 1st day of each of April, July, October and January, whether or not a Business Day, in which the applicable Dividend Payment Date falls (each, a “Dividend Record Date”).

No dividends on shares of Series A Preferred Stock shall be authorized by our board of directors or paid or set apart for payment by us at any time when the payment thereof would be unlawful under the laws of the State of Delaware, or when the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness (the “Limiting Documents”), prohibit the authorization, payment or setting apart for payment thereof

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or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the Limiting Documents or a default under the Limiting Documents, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.

Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accrue regardless of whether (i) the terms of any Senior Stock we may issue or agreements we may enter into, including any documents governing our indebtedness, at any time prohibit the current payment of dividends, (ii) we have earnings, (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are declared by our board of directors. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears, and holders of the Series A Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to those shares.

Future dividends on our common stock and preferred stock, including the Series A Preferred Stock, will be at the discretion of our board of directors, and will depend on, among other things, our results of operations, cash flow from operations, financial condition and capital requirements, any debt service requirements and any other factors our board of directors deems relevant. Accordingly, we cannot guarantee that we will be able to pay cash dividends on our preferred stock or what the actual dividends will be for any future period.

Unless full cumulative dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past Dividend Periods, no dividends shall be declared or paid or set aside for payment upon shares of any Junior Stock or Parity Stock we may issue, nor shall any other dividend be declared or made upon such shares of Junior Stock or Parity Stock. In addition, no shares of any Junior Stock or Parity Stock shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys paid to or made available for a sinking fund for the redemption of any such shares) by us (except as mandatorily required by the terms of such equity security or by conversion into or exchange for shares of Junior Stock we may issue).

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and the shares of any other series of preferred stock that we may issue ranking on parity as to dividends with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and any other series of preferred stock ranking on parity that we may issue as to dividends with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other series of preferred stock that we may issue shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other series of preferred stock that we may issue (which shall not include any accrual in respect of unpaid dividends for prior Dividend Periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.

Liquidation Preference

Upon the voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of Junior Stock, the holders of Series A Preferred Stock shall be entitled to receive out of its assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference, or $25.00 per share, plus an amount equal to all dividends (whether or not declared) accrued and unpaid thereon to and including the date of payment. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all Senior Stock and Parity Stock, then after payment of the liquidating distribution on all outstanding Senior Stock, the holders of the Series A Preferred Stock and all other such classes or series of Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. For such purposes, our consolidation or merger with or into any other entity, or the sale, lease or conveyance of all or substantially all of our property or business, or

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a statutory share exchange or the occurrence of a Change of Control shall not be deemed to constitute our voluntary or involuntary liquidation, dissolution or winding up.

The Series A certificate of designations does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Series A Preferred Stock.

Redemption

Optional Redemption

On and after April 15, 2023, we may, at our option, upon not less than thirty (30) days’ nor more than sixty (60) days’ written notice, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash, at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. If we elect to redeem any shares of Series A Preferred Stock as described in this paragraph, we may use any available cash to pay the redemption price.

Special Optional Redemption

Upon the occurrence of a Change of Control, subject to any restrictions imposed by any Limiting Document, we may, at our option, upon not less thirty (30) days’ nor more than sixty (60) days’ written notice, redeem the Series A Preferred Stock, in whole or in part, within one hundred twenty (120) days after the first date on which such Change of Control occurred, for cash, at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. If, prior to the Change of Control Conversion Date (as defined below and as described below under “—Limited Conversion Rights Upon a Change of Control”), we have provided notice of our election to redeem some or all of the shares of Series A Preferred Stock (whether pursuant to our optional redemption right described above under “— Optional Redemption” or this special optional redemption right), the holders of shares of Series A Preferred Stock will not have the Change of Control Conversion Right (as defined below and as described below under “— Limited Conversion Rights Upon a Change of Control”) with respect to the shares called for redemption. If we elect to redeem any shares of the Series A Preferred Stock as described in this paragraph, we may use any available cash to pay the redemption price.

A “Change of Control” is deemed to occur when, after the original issuance of the Series A Preferred Stock, the following have occurred:

•

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, arrangement, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); or

•

the consummation of any transaction or series of related transactions (including, without limitation, any merger, arrangement, amalgamation or consolidation), the result of which is that any “person” (as defined above) becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of all of our common stock entitled to vote generally in the election of our directors; and provided, that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

Redemption Procedures

A notice of redemption will be mailed at least thirty (30) days but not more than sixty (60) days before the redemption date to each holder of record of Series A Preferred Stock at the address shown on our share transfer books maintained by the transfer agent, registrar and dividend disbursing agent at the address of such holders shown therein. Each notice shall state: (i) the redemption date, (ii) the number of shares of Series A Preferred Stock to be redeemed, (iii) the redemption price of $25.00 per share of Series A Preferred Stock, plus any accrued and unpaid

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dividends to and including the date fixed for redemption, (iv) the place or places where any certificates issued for Series A Preferred Stock other than through DTC book-entry described below, are to be surrendered for payment of the redemption price, (v) that dividends on the Series A Preferred Stock will cease to accrue on such redemption date, and (vi) any other information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted for trading. If fewer than all outstanding shares of Series A Preferred Stock are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Series A Preferred Stock to be redeemed from each such holder and the number of shares of Series A Preferred Stock to be redeemed from each such holder will be determined by us, and such shares of Series A Preferred Stock will be redeemed by such method of selection as DTC shall determine, pro rata or by lot, with adjustments to avoid redemption of fractional shares.

At our election, on or prior to the redemption date, we may irrevocably deposit the redemption price (including accrued and unpaid dividends) of the Series A Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the notice to holders of shares of Series A Preferred Stock will (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the redemption price, and (iii) require such holders to surrender any certificates issued for shares of Series A Preferred Stock other than through the DTC book-entry described below at such place on or about the date fixed in such redemption notice (which may not be later than such redemption date) against payment of the redemption price (including all accrued and unpaid dividends to the redemption date). Any interest or other earnings earned on the redemption price (including all accrued and unpaid dividends) deposited with a bank or trust company will be paid to us. Any monies so deposited that remain unclaimed by the holders of shares of Series A Preferred Stock at the end of six months after the redemption date will be returned to us by such bank or trust company. If we make such a deposit, shares of Series A Preferred Stock shall not be considered outstanding for purposes of voting or determining shares entitled to vote on any matter on or after the date of such deposit.

On or after the date fixed for redemption, each holder of shares of Series A Preferred Stock that holds a certificate, other than through the DTC book-entry procedures described below under “— Book-Entry Procedures,” must present and surrender each certificate representing his or her Series A Preferred Stock to us at the place designated in the applicable notice of redemption and thereupon the redemption price of such shares will be paid to or on the order of the person whose name appears on such certificate representing the Series A Preferred Stock as the owner thereof, each surrendered certificate will be canceled and the shares will be retired and restored to the status of undesignated, authorized shares of Preferred Stock.

If we redeem any shares of Series A Preferred Stock and if the redemption date occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date with respect to such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date and shall not be payable as part of the redemption price for such shares.

Limited Conversion Rights Upon a Change of Control

Upon the occurrence of a Change of Control, each holder of shares of Series A Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, we have provided or provide irrevocable notice of our election to redeem the Series A Preferred Stock as described above under “— Redemption — Optional Redemption,” or “— Redemption — Special Option Redemption,” in which case such holder will only have the right with respect to the shares of Series A Preferred Stock not called for redemption (unless we default in the payment of the redemption price and accumulated and unpaid dividends in which case such holder will again have a conversion right with respect to the shares of Series A Preferred Stock subject to such default in payment)) to convert some or all of the shares of Series A Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of our common stock per share of Series A Preferred Stock (the “Common Stock Conversion Consideration”), which is equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of Series A Preferred Stock plus the amount of any accumulated and unpaid dividends (whether or not declared) to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series A Preferred Stock dividend payment and prior to the

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corresponding Dividend Payment Date, in which case no additional amount for such accumulated and unpaid dividend will be included in this sum) by (ii) the Common Stock Price (such quotient, the “Conversion Rate”); and

•

2.30521 shares of common stock (the “Share Cap”), subject to certain adjustments described below. The Share Cap was derived by dividing the $25.00 liquidation preference by $10.845 (50% of the last sale price of our common stock as reported on the NYSE on March 21, 2018).

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of our common stock), subdivisions or combinations (in each case, a “Share Split”) with respect to our common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of our common stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of our common stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Share Split.

In the case of a Change of Control pursuant to which our common stock will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series A Preferred Stock will receive upon conversion of such Series A Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

If the holders of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of our common stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of our common stock that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

We will not issue fractional shares of common stock upon the conversion of shares of Series A Preferred Stock. Instead, we will pay the cash value of such fractional shares.

If we provide a redemption notice, whether pursuant to our special optional redemption right in connection with a Change of Control as described above under “— Redemption — Special Optional Redemption” or our optional redemption right as described above under “— Redemption — Optional Redemption,” holders of shares of Series A Preferred Stock will not have any right to convert such shares of Series A Preferred Stock that we have so elected to redeem or subsequently selected for redemption, and any such shares of Series A Preferred Stock that have been surrendered for conversion pursuant to the Change of Control Conversion Right will be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date. If we elect to redeem shares of Series A Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series A Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $25.00 per share of Series A Preferred Stock, plus any accumulated and unpaid dividends thereon to, but not including, the redemption date.

Notwithstanding the foregoing, the holders of shares of Series A Preferred Stock will not have the Change of Control Conversion Right if (i) the acquiror has shares listed or quoted on a National Exchange (as defined below) or listed or quoted on an exchange or quotation system that is a successor to a National Exchange, and (ii) the Series A Preferred Stock remains continuously listed or quoted on a National Exchange or listed or quoted on an exchange or quotation system that is a successor to a National Exchange.

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Within fifteen (15) days following the occurrence of a Change of Control, we will provide to holders of shares of Series A Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:

•	the events constituting the Change of Control;
•	the date of the Change of Control;
•	the last date on which the holders of shares of Series A Preferred Stock may exercise their Change of Control Conversion Right;
•	the method and period for calculating the Common Stock Price;
•	the Change of Control Conversion Date;
•

that if, prior to the Change of Control Conversion Date, we have provided or provide irrevocable notice of our election to redeem all or any shares of our Series A Preferred Stock, holders will not be able to convert their shares of Series A Preferred Stock designated for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right (unless we default in payment of the redemption price and all accumulated and unpaid dividends);

•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series A Preferred Stock;
•	the name and address of the paying agent and the conversion agent;
•	the procedures that the holders of shares of Series A Preferred Stock must follow to exercise the Change of Control Conversion Right; and
•	the last date on which holders of shares of Series A Preferred Stock may withdraw shares surrendered for conversion and the procedures such holders must follow to effect such a withdrawal.

We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post a notice on our website, in any event prior to the opening of business on the first Business Day following any date on which we provide the notice described above to the holders of shares of Series A Preferred Stock.

To exercise the Change of Control Conversion Right, the holders of shares of Series A Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series A Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to our transfer agent, or, in the case of shares of Series A Preferred Stock held in global form, comply with the applicable procedures of DTC. The conversion notice must state:

•	the relevant Change of Control Conversion Date;
•	the number of shares of Series A Preferred Stock to be converted; and
•	that such shares of Series A Preferred Stock are to be converted pursuant to the applicable provisions of the Series A Preferred Stock.

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The “Change of Control Conversion Date” is the date the shares of Series A Preferred Stock are to be converted, which will be a Business Day that is no fewer than twenty (20) days nor more than thirty-five (35) days after the date on which we provide the notice described above to the holders of shares of Series A Preferred Stock.

The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control by the holders of shares of our common stock is solely cash, the amount of cash consideration per share of our common stock or (ii) if the consideration to be received in the Change of Control by holders of shares of our common stock is other than solely cash (x) the average of the closing sale prices per share of our common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which our common stock is then traded, or (y) the average of the last quoted bid prices for our common stock in the over-the-counter market as reported by OTC Market Group Inc. or similar organization for the ten (10) consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if our common stock is not then listed for trading on a U.S. securities exchange.

Holders of shares of Series A Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state:

•	the number of withdrawn shares of Series A Preferred Stock;
•	if certificated Series A Preferred Stock has been issued, the certificate numbers of the withdrawn shares of Series A Preferred Stock; and
•	the number of shares of Series A Preferred Stock, if any, which remain subject to the conversion notice.

Notwithstanding the foregoing, if the shares of Series A Preferred Stock are held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of DTC.

Shares of Series A Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we have provided or provide notice of our election to redeem such shares of Series A Preferred Stock.

We will deliver amounts owing upon conversion no later than the third Business Day following the Change of Control Conversion Date.

In connection with the exercise of any Change of Control Conversion Right, we will comply with all federal, provincial and state securities laws and stock exchange rules in connection with any conversion of Series A Preferred Stock into shares of our common stock or other property.

The Change of Control conversion feature may make it more difficult for a party to take over our company or discourage a party from taking over us.

Except as provided above in connection with a Change of Control, shares of Series A Preferred Stock are not convertible into or exchangeable for any other securities or property.

Voting Rights

Except as indicated below, the holders of the Series A Preferred Stock will have no voting rights.

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If either a Dividend Penalty Event or Delisting Event has occurred, the number of directors then constituting our board of directors will be increased by two (if not already increased pursuant to this provision or by reason of similar types of provisions with respect to other classes or series of voting preferred stock) and the holders of the Series A Preferred Stock, voting together as a single class with the holders of any other series of Parity Stock upon which like voting rights have been conferred and are exercisable (any such other series, the “voting preferred stock”), will have the right to elect these two additional directors (if not already increased pursuant to this provision or by reason of similar types of provisions with respect to other classes or series of voting preferred stock) at an annual meeting of stockholders or a properly called special meeting of the holders of the Series A Preferred Stock and such voting preferred stock and at each subsequent annual meeting of stockholders until the Dividend Penalty Event or Delisting Event, as the case may be, has been cured. A Dividend Penalty Event will be cured whenever all arrears in dividends on the Series A Preferred Stock and the voting preferred stock then outstanding have been paid and full dividends on the Series A Preferred Stock and the voting preferred stock for the then current Dividend Period have been paid in full or declared and set apart for payment in full.

The two additional directors shall serve in accordance with the provisions of our certificate of incorporation and our amended and restated bylaws, and for the avoidance of doubt, such additional directors shall serve as a special class of directors. A Delisting Event will be cured once the Series A Preferred Stock has been listed for trading on a National Exchange or listed or quoted on an exchange or quotation system that is a successor to a National Exchange for a period of one hundred eighty (180) consecutive days. Once the Dividend Penalty Event or Delisting Event, as the case may be, has been cured, then the right of the holders of the Series A Preferred Stock and the voting preferred stock to elect these two additional directors will cease, the terms of office of these two directors will forthwith terminate, the special class designation will be terminated and the number of directors constituting our board of directors will be reduced accordingly. However, the right of the holders of the Series A Preferred Stock and the voting preferred stock to elect two additional directors will again vest if a subsequent Dividend Penalty Event or Delisting Event shall occur.

A “Dividend Penalty Event” shall have occurred whenever dividends on any shares of Series A Preferred Stock are in arrears for six or more Dividend Periods, whether or not consecutive.

A “Delisting Event” shall have occurred if the Series A Preferred Stock is not listed for trading on the NYSE, the NYSE American or NASDAQ (each a “National Exchange”) or listed or quoted on an exchange or quotation system that is a successor to a National Exchange for a period of one hundred eighty (180) consecutive days.

Unless we have received the approval of two-thirds of the votes entitled to be cast by the holders of outstanding Series A Preferred Stock, voting separately as a class, either at a meeting of stockholders or by written consent, we will not:

•

amend, alter or repeal any provisions of our certificate of incorporation or the share designation relating to the Series A Preferred Stock whether by merger, consolidation or otherwise, to affect materially and adversely the rights, preferences, privileges or voting powers of the holders of the Series A Preferred Stock; or

•

authorize, create or increase the authorized amount of, any class or series of beneficial interest having rights senior to the Series A Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up.

For purposes of the foregoing voting requirements, neither of the following shall be deemed to materially and adversely affect the rights, preferences or voting powers of the Series A Preferred Stock:

•

the amendment of provisions of the certificate of incorporation so as to authorize or create or to increase the authorized amount of, any Junior Stock or any Parity Stock, including additional shares of Series A Preferred Stock; nor

•

any filing with the Delaware Secretary of State by us, including in connection with a merger, consolidation or otherwise, in which (1) we are the surviving entity and the Series A Preferred Stock

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remains outstanding with the terms thereof materially unchanged in any respect adverse to the holders thereof; (2) the resulting, surviving or transferee entity is organized under the laws of any state and substitutes or exchanges the Series A Preferred Stock for other preferred equity or shares having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof identical to that of the Series A Preferred Stock (except for changes that do not materially and adversely affect the Series A Preferred Stock); or (3) upon effectiveness of such merger, consolidation or other transaction giving rise to the filing (and if such effectiveness occurs before April 15, 2023, a Change of Control shall have occurred on or prior to such effectiveness), the Series A Preferred Holders would be entitled to receive in exchange for their Series A Preferred Stock without further action by such holder cash consideration equal to the redemption price described under “— Redemption — Optional Redemption” above including all accumulated and unpaid dividends (whether or not declared) to, but not including, the date of such effectiveness and funds sufficient to pay the redemption price for all shares of Series A Preferred Stock will be set aside for payment.

The above voting provisions will not apply with respect to shares of Series A Preferred Stock if, at or before the time when the act with respect to which the vote would otherwise be required is effected, such outstanding shares of Series A Preferred Stock either are subject to (1) a notice of redemption pursuant to the provisions described above under “— Redemption — Optional Redemption” or “— Redemption — Special Optional Redemption” above and funds sufficient to pay the applicable redemption price, including accumulated and unpaid dividends, for all of such shares of Series A Preferred Stock called for redemption have been set aside for payment or (2) a Change of Control Conversion Right which has been properly exercised and not withdrawn.

When the Series A Preferred Stock is entitled to vote, such shares are entitled to one vote per share. In any matter in which the Series A Preferred Stock may vote as a single class with any other series of our preferred stock (as described herein or as may be required by law), each share of Series A Preferred Stock shall be entitled to one vote per $25.00 of stated liquidation preference.

However, we may create additional series or classes of Parity Stock and Junior Stock, increase the authorized number of shares of Parity Stock (including the Series A Preferred Stock and the Series B Preferred Stock) and Junior Stock and issue additional series of Parity Stock and Junior Stock without the consent of any holder of the Series A Preferred Stock.

The holders of Series A Preferred Stock are not entitled to vote separately as a class or series on an amendment to our certificate of incorporation, except as would be unlawful under the laws of the State of Delaware.

Information Rights

During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, we will: (i) transmit by mail to all holders of shares of Series A Preferred Stock, as their names and addresses appear in our record books, and without cost to such holders, copies of the annual reports and quarterly reports that we would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to such sections (other than any exhibits that would have been required); and (ii) promptly upon written request, supply copies of such reports to any prospective holder of shares of Series A Preferred Stock. We will mail the reports to the holders of shares of Series A Preferred Stock within fifteen (15) days after the respective dates by which we would have been required to file the reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act.

Preemptive Rights

No holders of Series A Preferred Stock will, as holders of Series A Preferred Stock, have any preemptive rights to purchase or subscribe for our common stock or any of our other securities.

Book-Entry Procedures

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DTC acts as securities depositary for the Series A Preferred Stock. We issued one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates represent the total aggregate number of shares of Series A Preferred Stock. We deposited these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for shares of Series A Preferred Stock that you purchase, unless DTC’s services are discontinued as described below.

Title to book-entry interests in the Series A Preferred Stock will pass by book-entry registration of the transfer within the records of DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC.

Each person owning a beneficial interest in the Series A Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series A Preferred Stock.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants, referred to as Direct Participants, deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the NASDAQ Amex, and the Financial Industry Regulatory Authority, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, referred to as “Indirect Participants.” The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When you purchase shares of Series A Preferred Stock within the DTC system, the purchase must be made by or through a Direct Participant. The Direct Participant will receive a credit for the shares of Series A Preferred Stock on DTC’s records. You, as the actual owner of such shares of Series A Preferred Stock, are the “beneficial owner.” Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts Series A Preferred Stock are credited.

You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased your shares of Series A Preferred Stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

The laws of some states may require that specified purchasers of securities take physical delivery of shares of Series A Preferred Stock in definitive form. These laws may impair the ability to transfer beneficial interests in the global certificates representing the Series A Preferred Stock.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under our certificate of incorporation, as amended or supplemented, DTC would authorize the Direct

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Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Redemption notices will be sent to Cede & Co. If less than all of the outstanding shares of Series A Preferred Stock are being redeemed, DTC will reduce each Direct Participant’s holdings of shares of Series A Preferred Stock in accordance with its procedures.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the Series A Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Series A Preferred Stock is credited on the record date, which are identified in a listing attached to the omnibus proxy.

Dividends on the Series A Preferred Stock will be paid directly to DTC. DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

Payments by Direct and Indirect Participants to beneficial owners such as you will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

DTC may discontinue providing its services as securities depositary with respect to the Series A Preferred Stock at any time by giving us reasonable notice. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series A Preferred Stock. In that event, we will print and deliver certificates in fully registered form for all issued and outstanding shares of Series A Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary, or if it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within ninety (90) days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue shares of Series A Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Initial settlement for shares of Series A Preferred Stock will be made in immediately available funds. Secondary market trading between DTC’s participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

Direct Registration System

The Series A Preferred Stock is registered in book-entry form through the Direct Registration System (the “DRS”). The DRS is a system administered by DTC pursuant to which the depositary may register the ownership of uncertificated shares, which ownership shall be evidenced by periodic statements issued by the depositary to the holders of shares of Series A Preferred Stock entitled thereto. This direct registration form of ownership allows investors to have securities registered in their names without requiring the issuance of a physical stock certificate, eliminates the need for you to safeguard and store certificates and permits the electronic transfer of securities to effect transactions without transferring physical certificates.

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DESCRIPTION OF SERIES B PREFERRED STOCK

The terms of the Series B Preferred Stock are contained in the Series B certificate of designations that amended our certificate of incorporation. The following description is a summary of the material provisions of the Series B Preferred Stock and the Series B certificate of designations. This summary is not complete.  You should read the Series B certificate of designations, which is filed as an exhibit to this Annual Report on Form 10-K, and incorporated by reference herein, for the provisions that are important to you.

General

Our board of directors has adopted our Series B certificate of designations establishing the number and fixing the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption of our Series B Preferred Stock. The Series B certificate of designations initially authorizes 4,000,000 shares of Series B Preferred Stock. Our board of directors may authorize and issue additional shares of Series B Preferred Stock, from time to time, without obtaining consent of the holders of shares of Series B Preferred Stock.

The Series B Preferred Stock is listed on the NYSE under the symbol “CAI PR B.” The Series B Preferred Stock is maintained in book-entry form registered in the name of the nominee of The Depository Trust Company (“DTC”), Cede & Co. and we expect any additional shares of the Series B Preferred Stock that we sell will be issued and maintained in book-entry form registered in the name of the nominee of DTC, Cede & Co. See “— Book-Entry Procedures.”

The transfer agent, registrar and dividend disbursing agent for the Series B Preferred Stock is Computershare Trust Company, N.A.

Maturity

The Series B Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption. Shares of the Series B Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them or they become convertible and are converted as described below under “—Limited Conversion Rights Upon a Change of Control.” We are not required to set apart for payment the funds to redeem the Series B Preferred Stock.

The Series B Preferred Stock ranks: (i) senior to all of our common stock and any other equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank junior to the Series B Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, which we refer to as “Junior Stock;” (ii) equal to our Series A Preferred Stock and any shares of equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank on par with such Series B Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, which we refer to as “Parity Stock;” (iii) junior to all other equity securities we issue, the terms of which specifically provide that such equity securities rank senior to the Series B Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such issuance would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock), which we refer to as “Senior Stock;” and (iv) junior to all of our existing and future indebtedness.

Dividend Rate

Holders of shares of the Series B Preferred Stock are entitled to receive, when, as and if declared by our board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends at an annual rate of 8.50% of the $25.00 liquidation preference per annum (the “Fixed Dividend Rate”) during the Fixed Rate Period (as defined below). The Fixed Dividend Rate accrues from, and including, the date of original issuance to, but not including, August 15, 2023 (the “Fixed Rate Period”). On and after August 15, 2023 (the “Floating Rate Period”), dividends on the Series B Preferred Stock shall accrue at an annual rate equal to the sum of (a) Three-Month LIBOR

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(as defined below) as calculated on each applicable Date of Determination (as defined below) and (b) 5.687% of the $25.00 liquidation preference per share of Series B Preferred Stock (the “Floating Dividend Rate”).

The term “Three-Month LIBOR” means, on the second London Business Day (as defined below) immediately preceding the first day of each relevant Dividend Period for the Series B Preferred Stock or, if applicable, the redemption date each a (“Date of Determination”):

•

the rate (expressed as a percentage per year) for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on “Bloomberg, L.P. page US0003M” at approximately 11:00 a.m. (London time) on such Date of Determination; or

•

if no such rate appears on “Bloomberg, L.P. page US0003M” or if the “Bloomberg, L.P. page US0003M” is not available at approximately 11:00 a.m. (London time) on the relevant Date of Determination, except as provided in the clause immediately following this clause, then we will select four nationally-recognized banks in the London interbank market and request that the principal London offices of those four selected banks provide us with their offered quotation for deposits in U.S. dollars for a period of three months, commencing on the first day of the applicable Dividend Period, to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on that Date of Determination for the applicable Dividend Period. Offered quotations must be based on a principal amount equal to an amount that, in our discretion, is representative of a single transaction in U.S. dollars in the London interbank market at that time. If at least two quotations are provided, the Three-Month LIBOR for such Dividend Period will be the arithmetic mean (rounded upward if necessary, to the nearest 0.00001 of 1%) of those quotations. If fewer than two quotations are provided, the Three-Month LIBOR for such Dividend Period will be the arithmetic mean (rounded upward if necessary, to the nearest 0.00001 of 1%) of the rates quoted at approximately 11:00 a.m. (New York City time) on that Date of Determination for such Dividend Period by three nationally-recognized banks in New York, New York selected by us, for loans in U.S. dollars to nationally-recognized European banks (as selected by us), for a period of three months commencing on the first day of such Dividend Period. The rates quoted must be based on an amount that, in our discretion, is representative of a single transaction in U.S. dollars in that market at that time. If fewer than three New York City banks selected by us do not quote rates in the manner described above, the Three-Month LIBOR for the applicable Dividend Period will be the same as for the immediately preceding Dividend Period, or, if there was no such Dividend Period, the dividend shall be calculated at the dividend rate in effect for the immediately preceding Dividend Period.

Notwithstanding the clause immediately preceding this clause, if we or the calculation agent determine that Three-Month LIBOR has been permanently discontinued, the calculation agent will use, as a substitute for Three-Month LIBOR (the “Alternative Rate”) and for each future interest determination date, the alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with accepted market practice. As part of such substitution, the calculation agent will, after consultation with us, make such adjustments (“Adjustments”) to the Alternative Rate or the spread thereon, as well as the business day convention, interest determination dates and related provisions and definitions, in each case that are consistent with accepted market practice for the use of such Alternative Rate. If the calculation agent determines, and following consultation with us, that there is no clear market consensus as to whether any rate has replaced Three-Month LIBOR in customary market usage, we will appoint, in our sole discretion, a new calculation agent, who may be our affiliate, to replace the calculation agent, solely in its role as calculation agent in respect of the Series B Preferred Stock, to determine the Alternative Rate and make any Adjustments thereon, and whose determinations will be binding on us and the holders of the Series B Preferred Stock. If, however, the calculation agent determines that Three-Month LIBOR has been discontinued, but for any reason an Alternative Rate has not been determined, Three-Month LIBOR will be equal to such rate on the interest determination date when Three-Month LIBOR was last available on the “Bloomberg, L.P. page US0003M”, as determined by the calculation agent.

We will appoint a calculation agent for the Series B Preferred Stock at least five London Business Days prior to the commencement of the Floating Rate Period and will keep a record of such appointment at our principal office, which will be available to any holders of the Series B Preferred Stock upon request.

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“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday in the United States nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

“London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Dividend Payment Dates

The “Dividend Payment Dates” for the Series B Preferred Stock are the 15th day of January, April, July and October (each a “Dividend Period”). Dividends accumulate in each such Dividend Period from and including the preceding Dividend Payment Date to, but excluding, the applicable Dividend Payment Date for such Dividend Period, and dividends will accrue on accumulated distributions at the Fixed Dividend Rate or the Floating Dividend Rate, as applicable.

Fixed Rate Period

During the Fixed Rate Period, if any Dividend Payment Date is not a Business Day, then the dividend which would otherwise have been payable on such Dividend Payment Date will be paid on the next succeeding Business Day, and no additional dividends or other sums will accrue on the amount so payable for the period from and after such Dividend Payment Date to that next succeeding Business Day.

Floating Rate Period

During the Floating Rate Period, if any Dividend Payment Date is not a Business Day, then the Dividend Payment Date will be postponed to the next succeeding Business Day, and all associated dividends and other sums will continue to accrue to, but excluding, the postponed Dividend Payment Date.

Payment of Dividends

During the Fixed Rate Period, distributions on the Series B Preferred Stock will be payable based on a 360-day year consisting of twelve 30-day months. During the Floating Rate Period, distributions on the Series B Preferred Stock will be computed by multiplying the Floating Dividend Rate by a fraction, the numerator of which will be the actual number of days elapsed during that distribution period (determined by including the first day of the distribution period and excluding the last day, which is the Dividend Payment Date), and the denominator of which will be 360, and by multiplying the result by the aggregate liquidation preference of the Series B Preferred Stock. Dividends will be payable to holders of record as they appear in our stock records for the Series B Preferred Stock at the close of business on the applicable record date, which shall be the 1st day of each of January, April, July and October, whether or not a Business Day, in which the applicable Dividend Payment Date falls (each, a “Dividend Record Date”).

No dividends on shares of Series B Preferred Stock shall be authorized by our board of directors or paid or set apart for payment by us at any time when the payment thereof would be unlawful under the laws of the State of Delaware, or when the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness (the “Limiting Documents”), prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the Limiting Documents or a default under the Limiting Documents, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.

Notwithstanding the foregoing, dividends on the Series B Preferred Stock will accrue regardless of whether (i) the terms of any Senior Stock we may issue or agreements we may enter into, including any documents governing our indebtedness, at any time prohibit the current payment of dividends, (ii) we have earnings, (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are declared by our board of directors. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series B Preferred Stock which may be in arrears, and holders of the Series B Preferred Stock will not be entitled

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to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series B Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to those shares.

Future dividends on our common stock and preferred stock, including the Series B Preferred Stock, will be at the discretion of our board of directors, and will depend on, among other things, our results of operations, cash flow from operations, financial condition and capital requirements, any debt service requirements and any other factors our board of directors deems relevant. Accordingly, we cannot guarantee that we will be able to pay cash dividends on our preferred stock or what the actual dividends will be for any future period.

Unless full cumulative dividends on the Series B Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past Dividend Periods, no dividends shall be declared or paid or set aside for payment upon shares of any Junior Stock or Parity Stock we may issue, nor shall any other dividend be declared or made upon such shares of Junior Stock or Parity Stock. In addition, no shares of any Junior Stock or Parity Stock shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys paid to or made available for a sinking fund for the redemption of any such shares) by us (except as mandatorily required by the terms of such equity security or by conversion into or exchange for shares of Junior Stock we may issue).

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Stock and the shares of any other series of preferred stock that we may issue ranking on parity as to dividends with the Series B Preferred Stock, all dividends declared upon the Series B Preferred Stock and any other series of preferred stock ranking on parity that we may issue as to dividends with the Series B Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series B Preferred Stock and such other series of preferred stock that we may issue shall in all cases bear to each other the same ratio that accrued dividends per share on the Series B Preferred Stock and such other series of preferred stock that we may issue (which shall not include any accrual in respect of unpaid dividends for prior Dividend Periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Stock which may be in arrears.

Liquidation Preference

Upon the voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of Junior Stock, the holders of Series B Preferred Stock shall be entitled to receive out of its assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference, or $25.00 per share, plus an amount equal to all dividends (whether or not declared) accrued and unpaid thereon to and including the date of payment. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Stock will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series B Preferred Stock and the corresponding amounts payable on all Senior Stock and Parity Stock, then after payment of the liquidating distribution on all outstanding Senior Stock, the holders of the Series B Preferred Stock and all other such classes or series of Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. For such purposes, our consolidation or merger with or into any other entity, or the sale, lease or conveyance of all or substantially all of our property or business, or a statutory share exchange or the occurrence of a Change of Control shall not be deemed to constitute our voluntary or involuntary liquidation, dissolution or winding up.

The Series B certificate of designations does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Series B Preferred Stock.

Redemption

Optional Redemption

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On and after August 15, 2023, we may, at our option, upon not less than thirty (30) days’ nor more than sixty (60) days’ written notice, redeem the Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash, at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. If we elect to redeem any shares of Series B Preferred Stock as described in this paragraph, we may use any available cash to pay the redemption price.

Special Optional Redemption

Upon the occurrence of a Change of Control, subject to any restrictions imposed by any Limiting Document, we may, at our option, upon not less thirty (30) days’ nor more than sixty (60) days’ written notice, redeem the Series B Preferred Stock, in whole or in part, within one hundred twenty (120) days after the first date on which such Change of Control occurred, for cash, at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. If, prior to the Change of Control Conversion Date (as defined below and as described below under “—Limited Conversion Rights Upon a Change of Control”), we have provided notice of our election to redeem some or all of the shares of Series B Preferred Stock (whether pursuant to our optional redemption right described above under “—Optional Redemption” or this special optional redemption right), the holders of shares of Series B Preferred Stock will not have the Change of Control Conversion Right (as defined below and as described below under “—Limited Conversion Rights Upon a Change of Control”) with respect to the shares called for redemption. If we elect to redeem any shares of the Series B Preferred Stock as described in this paragraph, we may use any available cash to pay the redemption price.

A “Change of Control” is deemed to occur when, after the original issuance of the Series B Preferred Stock, the following have occurred:

•

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, arrangement, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); or

•

the consummation of any transaction or series of related transactions (including, without limitation, any merger, arrangement, amalgamation or consolidation), the result of which is that any “person” (as defined above) becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of all of our common stock entitled to vote generally in the election of our directors; and provided, that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

Redemption Procedures

A notice of redemption will be mailed at least thirty (30) days but not more than sixty (60) days before the redemption date to each holder of record of Series B Preferred Stock at the address shown on our share transfer books maintained by the transfer agent, registrar and dividend disbursing agent at the address of such holders shown therein. Each notice shall state: (i) the redemption date, (ii) the number of shares of Series B Preferred Stock to be redeemed, (iii) the redemption price of $25.00 per share of Series B Preferred Stock, plus any accrued and unpaid dividends to and including the date fixed for redemption, (iv) the place or places where any certificates issued for Series B Preferred Stock other than through DTC book-entry described below, are to be surrendered for payment of the redemption price, (v) that dividends on the Series B Preferred Stock will cease to accrue on such redemption date, and (vi) any other information required by law or by the applicable rules of any exchange upon which the Series B Preferred Stock may be listed or admitted for trading. If fewer than all outstanding shares of Series B Preferred Stock are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Series B Preferred Stock to be redeemed from each such holder and the number of shares of Series B Preferred Stock to be redeemed from each such holder will be determined by us, and such shares of Series B Preferred Stock will be redeemed by such method of selection as DTC shall determine, pro rata or by lot, with adjustments to avoid redemption of fractional shares.

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At our election, on or prior to the redemption date, we may irrevocably deposit the redemption price (including accrued and unpaid dividends) of the Series B Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the notice to holders of shares of Series B Preferred Stock will (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the redemption price, and (iii) require such holders to surrender any certificates issued for shares of Series B Preferred Stock other than through the DTC book-entry described below at such place on or about the date fixed in such redemption notice (which may not be later than such redemption date) against payment of the redemption price (including all accrued and unpaid dividends to the redemption date). Any interest or other earnings earned on the redemption price (including all accrued and unpaid dividends) deposited with a bank or trust company will be paid to us. Any monies so deposited that remain unclaimed by the holders of shares of Series B Preferred Stock at the end of six months after the redemption date will be returned to us by such bank or trust company. If we make such a deposit, shares of Series B Preferred Stock shall not be considered outstanding for purposes of voting or determining shares entitled to vote on any matter on or after the date of such deposit.

On or after the date fixed for redemption, each holder of shares of Series B Preferred Stock that holds a certificate, other than through the DTC book-entry procedures described below under “—Book-Entry Procedures,” must present and surrender each certificate representing his or her Series B Preferred Stock to us at the place designated in the applicable notice of redemption and thereupon the redemption price of such shares will be paid to or on the order of the person whose name appears on such certificate representing the Series B Preferred Stock as the owner thereof, each surrendered certificate will be canceled and the shares will be retired and restored to the status of undesignated, authorized shares of Preferred Stock.

If we redeem any shares of Series B Preferred Stock and if the redemption date occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date with respect to such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date and shall not be payable as part of the redemption price for such shares.

Limited Conversion Rights Upon a Change of Control

Upon the occurrence of a Change of Control, each holder of shares of Series B Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, we have provided or provide irrevocable notice of our election to redeem the Series B Preferred Stock as described above under “—Redemption—Optional Redemption,” or “—Redemption—Special Option Redemption,” in which case such holder will only have the right with respect to the shares of Series B Preferred Stock not called for redemption (unless we default in the payment of the redemption price and accumulated and unpaid dividends in which case such holder will again have a conversion right with respect to the shares of Series B Preferred Stock subject to such default in payment)) to convert some or all of the shares of Series B Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of our common stock per share of Series B Preferred Stock (the “Common Stock Conversion Consideration”), which is equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of Series B Preferred Stock plus the amount of any accumulated and unpaid dividends (whether or not declared) to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series B Preferred Stock dividend payment and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accumulated and unpaid dividend will be included in this sum) by (ii) the Common Stock Price; and

•

2.00 shares of common stock (the “Share Cap”), subject to certain adjustments described below. The Share Cap was derived by dividing the $25.00 liquidation preference by $25.00 (50% of the last sale price of our common stock as reported on the NYSE on August 3, 2018).

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of our common stock), subdivisions or combinations (in each case, a “Share Split”) with respect to our common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of our

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common stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of our common stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Share Split.

In the case of a Change of Control pursuant to which our common stock will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series B Preferred Stock will receive upon conversion of such Series B Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

If the holders of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of our common stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of our common stock that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

We will not issue fractional shares of common stock upon the conversion of shares of Series B Preferred Stock. Instead, we will pay the cash value of such fractional shares.

If we provide a redemption notice, whether pursuant to our special optional redemption right in connection with a Change of Control as described above under “—Redemption—Special Optional Redemption” or our optional redemption right as described above under “—Redemption—Optional Redemption,” holders of shares of Series B Preferred Stock will not have any right to convert such shares of Series B Preferred Stock that we have so elected to redeem or subsequently selected for redemption, and any such shares of Series B Preferred Stock that have been surrendered for conversion pursuant to the Change of Control Conversion Right will be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date. If we elect to redeem shares of Series B Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series B Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $25.00 per share of Series B Preferred Stock, plus any accumulated and unpaid dividends thereon to, but not including, the redemption date.

Notwithstanding the foregoing, the holders of shares of Series B Preferred Stock will not have the Change of Control Conversion Right if (i) the acquiror has shares listed or quoted on a National Exchange (as defined below) or listed or quoted on an exchange or quotation system that is a successor to a National Exchange, and (ii) the Series B Preferred Stock remains continuously listed or quoted on a National Exchange or listed or quoted on an exchange or quotation system that is a successor to a National Exchange.

Within fifteen (15) days following the occurrence of a Change of Control, we will provide to holders of shares of Series B Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:

•	the events constituting the Change of Control;
•	the date of the Change of Control;
•	the last date on which the holders of shares of Series B Preferred Stock may exercise their Change of Control Conversion Right;
•	the method and period for calculating the Common Stock Price;

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•	the Change of Control Conversion Date;
•

that if, prior to the Change of Control Conversion Date, we have provided or provide irrevocable notice of our election to redeem all or any shares of our Series B Preferred Stock, holders will not be able to convert their shares of Series B Preferred Stock designated for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right (unless we default in payment of the redemption price and all accumulated and unpaid dividends);

•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series B Preferred Stock;
•	the name and address of the paying agent and the conversion agent;
•	the procedures that the holders of shares of Series B Preferred Stock must follow to exercise the Change of Control Conversion Right; and
•	the last date on which holders of shares of Series B Preferred Stock may withdraw shares surrendered for conversion and the procedures such holders must follow to effect such a withdrawal.

We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post a notice on our website, in any event prior to the opening of business on the first Business Day following any date on which we provide the notice described above to the holders of shares of Series B Preferred Stock.

To exercise the Change of Control Conversion Right, the holders of shares of Series B Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series B Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to our transfer agent, or, in the case of shares of Series B Preferred Stock held in global form, comply with the applicable procedures of DTC. The conversion notice must state:

•	the relevant Change of Control Conversion Date;
•	the number of shares of Series B Preferred Stock to be converted; and
•	that such shares of Series B Preferred Stock are to be converted pursuant to the applicable provisions of the Series B Preferred Stock.

The “Change of Control Conversion Date” is the date the shares of Series B Preferred Stock are to be converted, which will be a Business Day that is no fewer than twenty (20) days nor more than thirty-five (35) days after the date on which we provide the notice described above to the holders of shares of Series B Preferred Stock.

The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control by the holders of shares of our common stock is solely cash, the amount of cash consideration per share of our common stock or (ii) if the consideration to be received in the Change of Control by holders of shares of our common stock is other than solely cash (x) the average of the closing sale prices per share of our common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which our common stock is then traded, or (y) the average of the last quoted bid prices for our common stock in the over-the-counter market as reported by OTC Market Group Inc. or similar organization for the ten (10) consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if our common stock is not then listed for trading on a U.S. securities exchange.

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Holders of shares of Series B Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state:

•	the number of withdrawn shares of Series B Preferred Stock;
•	if certificated Series B Preferred Stock has been issued, the certificate numbers of the withdrawn shares of Series B Preferred Stock; and
•	the number of shares of Series B Preferred Stock, if any, which remain subject to the conversion notice.

Notwithstanding the foregoing, if the shares of Series B Preferred Stock are held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of DTC.

Shares of Series B Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we have provided or provide notice of our election to redeem such shares of Series B Preferred Stock.

We will deliver amounts owing upon conversion no later than the third Business Day following the Change of Control Conversion Date.

In connection with the exercise of any Change of Control Conversion Right, we will comply with all federal, provincial and state securities laws and stock exchange rules in connection with any conversion of Series B Preferred Stock into shares of our common stock or other property.

The Change of Control conversion feature may make it more difficult for a party to take over our company or discourage a party from taking over us.

Except as provided above in connection with a Change of Control, shares of Series B Preferred Stock are not convertible into or exchangeable for any other securities or property.

Voting Rights

Except as indicated below, the holders of the Series B Preferred Stock will have no voting rights.

If either a Dividend Penalty Event or Delisting Event has occurred, the number of directors then constituting our board of directors will be increased by two (if not already increased pursuant to this provision or by reason of similar types of provisions with respect to other classes or series of voting preferred stock) and the holders of the Series B Preferred Stock, voting together as a single class with the holders of any other series of Parity Stock upon which like voting rights have been conferred and are exercisable (any such other series, the “voting preferred stock”), will have the right to elect these two additional directors (if not already increased pursuant to this provision or by reason of similar types of provisions with respect to other classes or series of voting preferred stock) at an annual meeting of stockholders or a properly called special meeting of the holders of the Series B Preferred Stock and such voting preferred stock and at each subsequent annual meeting of stockholders until the Dividend Penalty Event or Delisting Event, as the case may be, has been cured. A Dividend Penalty Event will be cured whenever all arrears in dividends on the Series B Preferred Stock and the voting preferred stock then outstanding have been paid and full dividends on the Series B Preferred Stock and the voting preferred stock for the then current Dividend Period have been paid in full or declared and set apart for payment in full.

The two additional directors shall serve in accordance with the provisions of our certificate of incorporation and our amended and restated bylaws, and for the avoidance of doubt, such additional directors shall serve as a special

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class of directors. A Delisting Event will be cured once the Series B Preferred Stock has been listed for trading on a National Exchange or listed or quoted on an exchange or quotation system that is a successor to a National Exchange for a period of one hundred eighty (180) consecutive days. Once the Dividend Penalty Event or Delisting Event, as the case may be, has been cured, then the right of the holders of the Series B Preferred Stock and the voting preferred stock to elect these two additional directors will cease, the terms of office of these two directors will forthwith terminate, the special class designation will be terminated and the number of directors constituting our board of directors will be reduced accordingly. However, the right of the holders of the Series B Preferred Stock and the voting preferred stock to elect two additional directors will again vest if a subsequent Dividend Penalty Event or Delisting Event shall occur.

A “Dividend Penalty Event” shall have occurred whenever dividends on any shares of Series B Preferred Stock are in arrears for six or more Dividend Periods, whether or not consecutive.

A “Delisting Event” shall have occurred if the Series B Preferred Stock is not listed for trading on the NYSE, the NYSE American or NASDAQ (each a “National Exchange”) or listed or quoted on an exchange or quotation system that is a successor to a National Exchange for a period of one hundred eighty (180) consecutive days.

Unless we have received the approval of two-thirds of the votes entitled to be cast by the holders of outstanding Series B Preferred Stock, voting separately as a class, either at a meeting of stockholders or by written consent, we will not:

•

amend, alter or repeal any provisions of our certificate of incorporation or the share designation relating to the Series B Preferred Stock whether by merger, consolidation or otherwise, to affect materially and adversely the rights, preferences, privileges or voting powers of the holders of the Series B Preferred Stock; or

•

authorize, create or increase the authorized amount of, any class or series of beneficial interest having rights senior to the Series B Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up.

For purposes of the foregoing voting requirements, neither of the following shall be deemed to materially and adversely affect the rights, preferences or voting powers of the Series B Preferred Stock:

•

the amendment of provisions of the certificate of incorporation so as to authorize or create or to increase the authorized amount of, any Junior Stock or any Parity Stock, including additional shares of Series B Preferred Stock; nor

•

any filing with the Delaware Secretary of State by us, including in connection with a merger, consolidation or otherwise, in which (1) we are the surviving entity and the Series B Preferred Stock remains outstanding with the terms thereof materially unchanged in any respect adverse to the holders thereof; (2) the resulting, surviving or transferee entity is organized under the laws of any state and substitutes or exchanges the Series B Preferred Stock for other preferred equity or shares having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof identical to that of the Series B Preferred Stock (except for changes that do not materially and adversely affect the Series B Preferred Stock); or (3) upon effectiveness of such merger, consolidation or other transaction giving rise to the filing (and if such effectiveness occurs before August 15, 2023, a Change of Control shall have occurred on or prior to such effectiveness), holders of the Series B Preferred Stock would be entitled to receive in exchange for their Series B Preferred Stock without further action by such holder cash consideration equal to the redemption price described under “—Redemption—Optional Redemption” above including all accumulated and unpaid dividends (whether or not declared) to, but not including, the date of such effectiveness and funds sufficient to pay the redemption price for all shares of Series B Preferred Stock will be set aside for payment.

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The above voting provisions will not apply with respect to shares of Series B Preferred Stock if, at or before the time when the act with respect to which the vote would otherwise be required is effected, such outstanding shares of Series B Preferred Stock either are subject to (1) a notice of redemption pursuant to the provisions described above under “—Redemption—Optional Redemption” or “—Redemption —Special Optional Redemption” above and funds sufficient to pay the applicable redemption price, including accumulated and unpaid dividends, for all of such shares of Series B Preferred Stock called for redemption have been set aside for payment or (2) a Change of Control Conversion Right which has been properly exercised and not withdrawn.

When the Series B Preferred Stock is entitled to vote, such shares are entitled to one vote per share. In any matter in which the Series B Preferred Stock may vote as a single class with any other series of our preferred stock (as described herein or as may be required by law), each share of Series B Preferred Stock shall be entitled to one vote per $25.00 of stated liquidation preference.

However, we may create additional series or classes of Parity Stock and Junior Stock, increase the authorized number of shares of Parity Stock (including the Series B Preferred Stock and the Series A Preferred Stock) and Junior Stock and issue additional series of Parity Stock and Junior Stock without the consent of any holder of the Series B Preferred Stock.

The holders of Series B Preferred Stock are not entitled to vote separately as a class or series on an amendment to our certificate of incorporation, except as would be unlawful under the laws of the State of Delaware.

Information Rights

During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series B Preferred Stock are outstanding, we will: (i) transmit by mail to all holders of shares of Series B Preferred Stock, as their names and addresses appear in our record books, and without cost to such holders, copies of the annual reports and quarterly reports that we would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to such sections (other than any exhibits that would have been required); and (ii) promptly upon written request, supply copies of such reports to any prospective holder of shares of Series B Preferred Stock. We will mail the reports to the holders of shares of Series B Preferred Stock within fifteen (15) days after the respective dates by which we would have been required to file the reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act.

Preemptive Rights

No holders of Series B Preferred Stock will, as holders of Series B Preferred Stock, have any preemptive rights to purchase or subscribe for our common stock or any of our other securities.

Book-Entry Procedures

DTC acts as securities depositary for the Series B Preferred Stock. We issued one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates represent the total aggregate number of shares of Series B Preferred Stock. We deposited these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for shares of Series B Preferred Stock that you purchase, unless DTC’s services are discontinued as described below.

Title to book-entry interests in the Series B Preferred Stock will pass by book-entry registration of the transfer within the records of DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC.

Each person owning a beneficial interest in the Series B Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series B Preferred Stock.

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DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants, referred to as Direct Participants, deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the NASDAQ Amex, and the Financial Industry Regulatory Authority, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, referred to as “Indirect Participants.” The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When you purchase shares of Series B Preferred Stock within the DTC system, the purchase must be made by or through a Direct Participant. The Direct Participant will receive a credit for the shares of Series B Preferred Stock on DTC’s records. You, as the actual owner of such shares of Series B Preferred Stock, are the “beneficial owner.” Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts Series B Preferred Stock are credited.

You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased your shares of Series B Preferred Stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

The laws of some states may require that specified purchasers of securities take physical delivery of shares of Series B Preferred Stock in definitive form. These laws may impair the ability to transfer beneficial interests in the global certificates representing the Series B Preferred Stock.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under our certificate of incorporation, as amended or supplemented, DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Redemption notices will be sent to Cede & Co. If less than all of the outstanding shares of Series B Preferred Stock are being redeemed, DTC will reduce each Direct Participant’s holdings of shares of Series B Preferred Stock in accordance with its procedures.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the Series B Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Series B Preferred Stock is credited on the record date, which are identified in a listing attached to the omnibus proxy.

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Dividends on the Series B Preferred Stock will be paid directly to DTC. DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

Payments by Direct and Indirect Participants to beneficial owners such as you will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

DTC may discontinue providing its services as securities depositary with respect to the Series B Preferred Stock at any time by giving us reasonable notice. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series B Preferred Stock. In that event, we will print and deliver certificates in fully registered form for all issued and outstanding shares of Series B Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary, or if it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within ninety (90) days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue shares of Series B Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Initial settlement for shares of Series B Preferred Stock will be made in immediately available funds. Secondary market trading between DTC’s participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

Direct Registration System

The Series B Preferred Stock is registered in book-entry form through the Direct Registration System (the “DRS”). The DRS is a system administered by DTC pursuant to which the depositary may register the ownership of uncertificated shares, which ownership shall be evidenced by periodic statements issued by the depositary to the holders of shares of Series B Preferred Stock entitled thereto. This direct registration form of ownership allows investors to have securities registered in their names without requiring the issuance of a physical stock certificate, eliminates the need for you to safeguard and store certificates and permits the electronic transfer of securities to effect transactions without transferring physical certificates.

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